    As filed with the Securities and Exchange Commission on April 17, 2002

                                               Registration No. 333-84484
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               -----------------


                              Amendment No. 2 to

                                   FORM SB-2
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933

                      American Community Bancshares, Inc.
                (Name of small business issuer in its charter)
      North Carolina                 6712                   56-2179531
 (State or Jurisdiction of     (Primary Standard           (IRS Employer
       Organization)           Industrial Code)         Identification No.)

                         2593 West Roosevelt Boulevard
                       Monroe, North Carolina 28111-0418
                                (704) 225-8444
         (Address and telephone number of principal executive offices)
                               -----------------
                          Randy P. Helton, President
                         2593 West Roosevelt Boulevard
                       Monroe, North Carolina 28111-0418
                                (704) 225-8444
           (Name, address and telephone number of agent for service)
                               -----------------
                                  Copies to:
              Anthony Gaeta, Jr., Esq.   Ronald D. Raxter, Esq.
                 Erik Gerhard, Esq.      Maupin Taylor & Ellis,
               Gaeta & Glesener, P.A.             P.A.
               808 Salem Woods Drive,     Highwoods Tower One,
                      Suite 201                 Suite 500
                  Raleigh, NC 27615       3200 Beechleaf Court
                   (919) 845-2558           Raleigh, NC 27604
                                             (919) 981-4304
                               -----------------
      Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.
      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
      If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]
                               -----------------
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
   The information in this prospectus is not complete and may be changed. we may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. this prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

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

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers.

   Sections 55-8-50 through 55-8-58 of the North Carolina General Statutes permit a corporation to indemnify its directors, officers, employees or agents under either or both a statutory or nonstatutory scheme of indemnification. Under the statutory scheme, a corporation may, with certain exceptions, indemnify a director, officer, employee or agent of the corporation who was, is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative, or investigative, because of the fact that such person was a director, officer, agent or employee of the corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. This indemnity may include the obligation to pay any judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) and reasonable expenses incurred in connection with a proceeding (including counsel fees), but no such indemnification may be granted unless such director, officer, agent or employee
(i) conducted himself in good faith, (ii) reasonably believed (a) that any action taken in his official capacity with the corporation was in the best interest of the corporation or (b) that in all other cases his conduct at least was not opposed to the corporation's best interest, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Whether a director has met the requisite standard of conduct for the type of indemnification set forth above is determined by the Board of Directors, a committee of directors, special legal counsel or the shareholders in accordance with Section 55-8-55. A corporation may not indemnify a director under the statutory scheme in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with a proceeding in which a director was adjudged liable on the basis of having received an improper personal benefit.

   In addition to, and separate and apart from the indemnification described above under the statutory scheme, Section 55-8-57 of the North Carolina General Statutes permits a corporation to indemnify or agree to indemnify any of its directors, officers, employees or agents against liability and expenses (including attorney's fees) in any proceeding (including proceedings brought by or on behalf of the corporation) arising out of their status as such or their activities in such capacities, except for any liabilities or expenses incurred on account of activities that were, at the time taken, known or believed by the person to be clearly in conflict with the best interests of the corporation. The Bylaws of American Community Bancshares provide for indemnification to the fullest extent permitted under North Carolina law for persons who serve as directors or officers of American Community Bancshares, or at the request of American Community Bancshares serve as an officer, director, agent, partner, trustee, administrator or employee for any other foreign or domestic entity, except to the extent such activities were at the time taken known or believed by the potential indemnities to be clearly in conflict with the best interests of American Community Bancshares. Accordingly, American Community Bancshares may indemnify its directors, officers or employees in accordance with either the statutory or non- statutory standards.

   Sections 55-8-52 and 55-8-56 of the North Carolina General Statutes require a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or officer who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director or officer was a party. Unless prohibited by the articles of incorporation, a director or officer also may make application and obtain court-ordered indemnification if the court determines that such director or officer is fairly and reasonably entitled to such indemnification as provided in Sections 55-8-54 and 55-8-56.

   Finally, Section 55-8-57 of the North Carolina General Statutes provides that a corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation against certain liabilities incurred by such persons, whether or not the corporation is otherwise authorized by the NCBCA to indemnify such party. American Community Bancshares has purchased a standard directors' and officers liability policy which will, subject to certain limitations, indemnify American Community

Bancshares and its officers and directors for damages they become legally obligated to pay as a result of any negligent act, error, or omission committed by directors or officers while acting in their capacity as such. American Community Bancshares may also purchase such a policy.

   As permitted by North Carolina law, Article 5 of American Community Bancshares' Articles of Incorporation limits the personal liability of directors for monetary damages for breaches of duty as a director arising out of any legal action whether by or in the right of American Community Bancshares or otherwise, provided that such limitation will not apply to (i) acts or omissions that the director at the time of such breach knew or believed were clearly in conflict with the best interests of American Community Bancshares,
(ii) any liability under Section 55-8-33 of the General Statutes of North Carolina, or (iii) any transaction from which the director derived an improper personal benefit (which does not include a director's reasonable compensation or other reasonable incidental benefit for or on account of his service as a director, officer, employee, independent contractor, attorney, or consultant of American Community Bancshares).

Item 25.  Other Expenses of Issuance and Distribution.

                   Registration Fee................ $    920
                   Underwriting Commission*........  750,000
                   NASD Fee........................    1,500
                   Printing and Engraving Expenses*   50,000
                   Legal Fees and Expenses*........   75,000
                   Accounting Fees and Expenses*...   35,000
                   Miscellaneous*..................   50,000
                                                    --------
                      Total........................ $962,820

* Estimated

Item 26.  Recent Sales of Unregistered Securities.

   American Community Bancshares has sold no unregistered securities since it was chartered on February 16, 2000.

Item 27.  Index to Exhibits.

   The following exhibits are filed with this Registration Statement:


Exhibit
Number  Description
------  -----------
 1.1    Underwriting Agreement (Previously filed)
 1.2    Master Selected Dealer Agreement (Previously filed)
 3.1    Articles of Incorporation of American Community Bancshares, Inc.*
 3.2    Bylaws of American Community Bancshares, Inc.*
 4.1    Specimen Common Stock Certificate*
 4.2    Specimen of Warrant (Previously filed)
 4.3    Warrant Agreement (Previously filed)
 5      Opinion of Gaeta & Glesener, P.A. regarding the legality of the securities being registered
        (Previously filed)
 10.1   1999 Incentive Stock Option Plan*
 10.2   1999 Nonstatutory Stock Option Plan*
 10.3   Employment Agreement of Randy P. Helton dated April 15, 1998*
 10.4   401(k) Savings Plan of American Community Bank*

 Exhibit
 Number   Description
 ------   -----------
10.5(i)   Issuance of Trust Preferred Securities by American Community Capital Trust I Indenture dated
          December 31, 2001 (Previously filed)
10.5(ii)  Issuance of Trust Preferred Securities by American Community Capital Trust I Expense Agreement
          dated December 31, 2001 (Previously filed)
10.5(iii) Issuance of Trust Preferred Securities by American Community Capital Trust I Amended and
          Restated Trust Agreement dated March 1, 2002 (Previously filed)
10.5(iv)  Issuance of Trust Preferred Securities by American Community Capital Trust I Supplemental
          Indenture dated March 1, 2002 (Previously filed)
10.5(v)   Issuance of Trust Preferred Securities by American Community Capital Trust I Subordinated
          Debenture dated March 1, 2002 ($2,061,860) (Previously filed)
10.5(vi)  Issuance of Trust Preferred Securities by American Community Capital Trust I Subordinated
          Debenture dated March 1, 2002 ($1,546,000) (Previously filed)
10.5(vii) Issuance of Trust Preferred Securities by American Community Capital Trust I Amended and
          Restated Preferred Securities Guarantee Agreement dated March 1, 2002 (Previously filed)
10.6      2001 Incentive Stock Option Plan**
21        Subsidiaries of American Community Bancshares, Inc. (Previously filed)
23.1      Consent of Dixon Odom PLLC
23.2      Consent of Gaeta & Glesener, P.A. (contained in Exhibit 5 hereto)
24        Power of Attorney (Previously filed)

--------
* Incorporated by reference to the Registration Statement of American Community Bancshares, Inc. on Form S-4, Registration No. 333-31148 as filed with the Securities and Exchange Commission on February 25, 2000.
** Incorporated by reference to the Annual Report of American Community
   Bancshares, Inc. on Form 10-KSB for the year ended December 31, 2000 as filed with the Securities and Exchange Commission on March 20, 2001.

Item 28.  Undertakings

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

   In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


   For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424 (b)(1), or (4) or 497 (h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.



   For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                  SIGNATURES


   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Monroe, State of North Carolina, on April 17, 2002.


                                          AMERICAN COMMUNITY BANCSHARES, INC.

                                                  /S/  RANDY P. HELTON
                                          By: _______________________________
                                                      Randy P. Helton
                                               President and Chief Executive
                                                          Officer


   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on April 17, 2002 by the following persons in the capacities indicated.



          Signature                       Title                  Date
          ---------                       -----                  ----

    /S/  RANDY P. HELTON      President and Chief Executive April 17, 2002
-----------------------------   Officer
       Randy P. Helton

   /S/  DAN R. ELLIS, JR.     Chief Financial Officer and   April 17, 2002
----------------------------- Secretary
      Dan R. Ellis, Jr.

/S/  ROBERT D. DINSMORE, JR.* Director                      April 17, 2002
-----------------------------
   Robert D. Dinsmore, Jr.

----------------------------- Director                      April 17, 2002
       Thomas J. Hall.

    /S/  LARRY S. HELMS*      Director                      April 17, 2002
-----------------------------
       Larry S. Helms

    /S/  KENNETH W. LONG*     Director                      April 17, 2002
-----------------------------
       Kenneth W. Long

  /S/  L. STEVEN PHILLIPS*    Director                      April 17, 2002
-----------------------------
     L. Steven Phillips

    /S/  ALISON J. SMITH*     Director                      April 17, 2002
-----------------------------
       Alison J. Smith

   /S/  L. CARLTON TYSON*     Director                      April 17, 2002
-----------------------------
      L. Carlton Tyson

   /S/  DAVID D. WHITLEY*     Director                      April 17, 2002
-----------------------------
      David D. Whitley

   /S/  GREGORY N. WYLIE*     Director                      April 17, 2002
-----------------------------
      Gregory N. Wylie

   * /S/  RANDY P. HELTON     Attorney-in-Fact              April 17, 2002
-----------------------------
     By Randy P. Helton



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